SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

December 30, 2010
Date of Report (Date of earliest event reported)

Zion Oil & Gas, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-33228	20-0065053
(Commission File Number)	(IRS Employer Identification No.)

6510 Abrams Road, Suite 300, Dallas, TX 75231
(Address of Principal Executive Offices)

Registrant's telephone number, including area code: 214-221-4610

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒	Pre-commencement communications pursuant to 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On December 30, 2010, Zion Oil & Gas, Inc. (the "Company") entered into a sublease agreement (the “Sub Lease Agreement”) with Spectrum Dynamics (Israel) Ltd. (the  “Sub-lessor”) for the lease of office premises in Caesarea, Northern Industrial Park, Israel. The lease for the Company’s current office premises, which are also located in Caesarea in close proximity to new office space, is due to expire on April 3, 2011.

The Sublease Agreement provides for the rental of 517 square meters (including common areas) in an office building. The sublease term is scheduled to begin on April 3, 2011 and continue through March 31, 2014. Notwithstanding the foregoing, the Sublease Lease Agreement term is expressly subject to the primary lease agreement that the Sub Lessor has with the landlord of the premises and such Sublease Lease Agreement term will expire upon the termination, for whatever reason, of the primary lease. In addition, under the SubLease Agreement, at the end of the initial 12 months of the sublease term, either the Sub Lessor or the Company may, at its sole discretion upon the furnishing to the other of written notice within seven days after the end of the initial 12 month period, terminate the Sublease Agreement, whereupon the Company will be required to vacate the subleased premises within six months of the giving of such notice. The right to terminate early as described above shall also inure to each of the Company and the Sub-lessor at the end of each of the 18th and 24th month following the commencement of the Sublease Lease Agreement term. Under the Sublease Agreement, the Company is authorized to further sublease all or part of the subleased premises to a third party that is pre-approved by the Sub-lessor.

Rent is to be paid on a monthly basis in the base amount of approximately NIS 28,600 per month (approximately $8,075 per month at the exchange rate in effect on the date of this report). The Company is also obligated to pay all cost of living adjustments, as well as its pro-rated portion of all taxes, utilities, insurance and maintenance payments during the sublease term.

Under the Sublease Agreement, the Company undertook to provide the Sub-lessor with a bank guarantee for NIS 110,000 (approximately $31,055 at the exchange rate in effect on the date of this report), such guarantee to expire three months after the termination of the Sublease Agreement.

The foregoing is a summary of certain material provisions of the Sublease Agreement and is qualified in its entirety by reference to the full text of the English Language translation of the Sublease Agreement, which will be filed as an exhibit to the Company annual report on Form 10-K for the year ended December 31, 2010.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Zion Oil and Gas, Inc.

Date: January 5, 2011	By:	/s/ Richard J. Rinberg
Richard J. Rinberg
Chief Executive Officer